EXHIBIT 2

Schedule A

Transactions during the past 60 days

Transaction Date	Nature of Transaction	Quantity	Weighted Average Price Per Share*	Price Range
				Min	Max
1/27/2025	Purchase	1,621,448	$0.31	$0.28	$0.62
1/27/2025	Purchase	2,000,000	$0.26	$0.25	$0.26
1/27/2025	Purchase	2,000,000	$0.28	$0.23	$0.30
1/28/2025	Purchase	728,694	$0.25	$0.25	$0.26
1/28/2025	Purchase	38,903	$0.26	$0.26	$0.26
1/29/2025	Purchase	250,896	$0.25	$0.24	$0.26
1/29/2025	Purchase	5,735	$0.25	$0.25	$0.25
1/29/2025	Purchase	232,403	$0.25	$0.24	$0.26
1/30/2025	Purchase	471,117	$0.24	$0.24	$0.25
1/30/2025	Purchase	9,096	$0.24	$0.24	$0.25
1/31/2025	Purchase	263,156	$0.25	$0.24	$0.26
1/31/2025	Purchase	200,778	$0.24	$0.24	$0.25
1/31/2025	Purchase	9,780	$0.24	$0.24	$0.24
2/3/2025	Purchase	482,882	$0.25	$0.23	$0.26

*The Reporting Persons undertake to provide the Issuer, any security holder of the Issuer or the SEC staff, upon request, all information regarding the number of shares purchased at each price within the ranges set forth in the table above.